Exhibit 10.5

INTERCEPT PHARMACEUTICALS, INC.

Performance Stock Unit Award Grant Notice ("Notice")

Performance Stock Unit Award Grant under the Company's
2012 Equity Incentive Plan

1.	Name and Address of Participant:

2.	Date of Grant of Performance Stock Unit Award:

3.	Target Number of Shares underlying Performance Stock Unit Award:	[#] (the "Target Award Amount")

4.	Vesting Threshold of Award: Except as set forth in the Performance Stock Unit Agreement accompanying this Notice, no portion of this Performance Stock Unit Award shall vest unless the Participant is a director, Employee or Consultant of the Company or an Affiliate on December 31, 2020 and the Company has attained a TSR during the Performance Period which places the Company in the 25th percentile or higher of the Peer Group (as such terms are defined below).
5.	Payment of Award: The Participant shall receive the number of shares of Common Stock equal to the Payout Percentage (as calculated below), which shall be paid to the Participant on or prior to the date which is 60 days following the end of the Performance Period.

The following definitions shall apply for purposes of this Notice and the accompanying Performance Stock Unit Agreement:

The "Beginning Stock Price" for the Company and each member of the Peer Group shall equal the average closing price for such company's common equity on the principal exchange on which such equity is traded for each of the trading days in December 2017, after adjusting for the Dividend Value, as applicable.

The "Ending Stock Price" for the Company and each member of the Peer Group shall equal the average closing price for such company's common equity on the principal exchange on which such equity is traded for each of the trading days in December 2020, after adjusting for the Dividend Value, as applicable.

The "Dividend Value" shall mean the value of any dividends paid on a share in December 2017 or during the Performance Period , with the payment date deemed to have occurred on the ex-dividend date for such dividend and the amount of such dividend deemed reinvested in shares of the applicable issuer as of the ex-dividend date (based on the closing price of such shares on such date).

The "Performance Period" shall mean the three-year period commencing on January 1, 2018 and ending on December 31, 2020.

The "Peer Group" shall consist of the companies which comprised the S&P Biotechnology Select Industry Index as of January 1, 2018; provided, however, that any company included in the Peer Group which (i) ceases to be publicly traded during the Performance Period shall be removed from the Peer Group or (ii) subsequently reorganizes under the United States Bankruptcy Code (or any successor or comparable law) shall remain in the Peer Group and all such companies (if any) shall be deemed to be ranked below all other companies in the Peer Group.

"TSR" shall mean the percent return of an applicable share of common equity of the Company or a member of the Peer Group, determined using the following calculation:

Except as set forth in the accompanying Performance Stock Unit Agreement, following the completion of the Performance Period, the vesting of the Performance Stock Unit Award shall be determined by (1) calculating the TSR of the Company and each member of the Peer Group for the Performance Period and (2) determining the Company’s ranking within the Peer Group based on its TSR for the Performance Period.

The Company’s percentile rank within the Peer Group will be calculated using the formula below, where N is the total companies in the Peer Group including the Company and R is the Company’s ranking within the Peer Group:

Percentile rank =

Payment of the Performance Stock Unit Award shall be made as specified in the following chart:

Percentile Rank	Payout Percentage (number of Shares as a Percent of Target Award Amount)
75th Percentile and above	150%
50th Percentile	100%
25th Percentile	50%
below 25th Percentile	0%

There shall be straight line interpolation to determine the payout percentage earned for results falling in between the quartiles specified in the above chart. Notwithstanding the above, in the event that the Company's TSR for the Performance Period is negative, the maximum payout for the Performance Stock Unit Award shall be the Target Award Amount.

The Participant hereby acknowledges receipt of this Performance Stock Unit Award Grant Notice and agrees to the terms of the Performance Stock Unit Agreement attached hereto and incorporated by reference herein, the Company's 2012 Equity Incentive Plan and the terms of this Performance Stock Unit Award as set forth above.

INTERCEPT PHARMACEUTICALS, INC.

By:
Name:
Title:

Participant

2

INTERCEPT PHARMACEUTICALS, INC.

PERFORMANCE STOCK UNIT AGREEMENT -
INCORPORATED TERMS AND CONDITIONS

AGREEMENT made as of the date of grant set forth in the Performance Stock Unit Award Grant Notice (sometimes referred to herein as the "Notice") between Intercept Pharmaceuticals, Inc. (the "Company"), a Delaware corporation, and the individual whose name appears on the Performance Stock Unit Award Grant Notice (the "Participant").

WHEREAS, the Company has adopted the Intercept Pharmaceuticals, Inc. 2012 Equity Incentive Plan (the "Plan"), to promote the interests of the Company by providing an incentive for Employees and Consultants of the Company and its Affiliates;

WHEREAS, pursuant to the provisions of the Plan, the Company desires to grant to the Participant performance stock units ("PSUs") related to the Company's common stock, par value $0.001 per share ("Common Stock"), in accordance with the provisions of the Plan, all on the terms and conditions hereinafter set forth; and

WHEREAS, the Company and the Participant understand and agree that any terms used and not defined herein have the meanings ascribed to such terms in the Plan or the Performance Stock Unit Award Grant Notice (as applicable).

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.                   Grant of Award. The Company hereby grants to the Participant the number of PSUs (the "Award") set forth in the Performance Stock Unit Award Grant Notice, which represents a contingent entitlement of the Participant to receive shares of Common Stock, on the terms and conditions and subject to all the limitations set forth herein and in the Notice and the Plan, which are incorporated herein by reference. The Participant acknowledges receipt of a copy of the Plan and the Notice.

2.                   Vesting of Award.

(a)                 Subject to the terms and conditions set forth in this Agreement, the Notice and the Plan, the Award granted hereby shall vest as set forth in the Performance Stock Unit Award Grant Notice and is subject to the other terms and conditions of this Agreement and the Plan. Following the Performance Period set forth in the Performance Stock Unit Award Grant Notice, the Participant shall be entitled to receive the number of shares of Common Stock calculated as set forth in the Notice, provided that, on such vesting date, the Participant is a director, Employee or Consultant of the Company or an Affiliate. Such shares of Common Stock shall thereafter be delivered by the Company to the Participant within sixty days following the end of the Performance Period and in accordance with this Agreement and the Plan. The purchase price is $0.001 per share payable if and when shares of Common Stock are issued by the Company, which payment will be made by the Company on behalf of the Participant as compensation for the Participant's prior service to the Company and which amount will be reported as income on the Participant's W-2 (or other applicable form) in the year of payment.

(b)                Except as otherwise set forth in this Agreement, if the Participant ceases to be, for any reason, a director, Employee or Consultant of the Company or an Affiliate (the "Termination") prior to the end of the Performance Period, then as of the Termination, all PSUs shall immediately be forfeited to the Company and this Agreement shall terminate and be of no further force or effect.

(c)                 Effect of Certain Termination Events. Notwithstanding anything to the contrary contained in this Agreement or the Notice, in the event the Company or an Affiliate terminates the Participant's employment or service, as the case may be, due to the Participant's death or Disability, the Participant shall become vested in a number of PSUs equal to the Target Award Amount, pro-rated for the portion of the Performance Period which has elapsed as of the Termination (which award shall be paid within 60 days of such termination).

3

(d)                Change of Control. Notwithstanding the foregoing, except to the extent specifically provided to the contrary in any employment agreement between the Participant and the Company or an Affiliate, in the event of a Change of Control (as defined below), the Performance Period shall end and amounts payable pursuant to this Award shall be determined based on an Ending Stock Price for the Company and each member of the Peer Group equal to the average closing price for such company's common equity on the principal exchange on which such equity is traded for each of the trading days in last full calendar month prior to the month in which the Change in Control occurs (without any subsequent pro-ration) and payment shall be made with respect to the award within 5 business days following the occurrence of the Change in Control.

Change of Control means the occurrence of any of the following events:

(i)	Ownership. Any "Person" (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) becomes the "Beneficial Owner" (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing 50% or more of the total voting power represented by the Company's then outstanding voting securities (excluding for this purpose any such voting securities held by the Company or its Affiliates or any employee benefit plan of the Company) pursuant to a transaction or a series of related transactions which the Board of Directors does not approve; or

(ii)	Merger/Sale of Assets. (A) A merger or consolidation of the Company whether or not approved by the Board of Directors, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or the parent of such corporation) more than 50% of the total voting power represented by the voting securities of the Company or such surviving entity or parent of such corporation, as the case may be, outstanding immediately after such merger or consolidation; or (B) the sale or disposition by the Company of all or substantially all of the Company's assets in a transaction requiring stockholder approval; or

(iii)	Change in Board Composition. A change in the composition of the Board of Directors, as a result of which fewer than a majority of the directors are Incumbent Directors. "Incumbent Directors" shall mean directors who either (A) are directors of the Company as of the date of grant of this award, or (B) are elected, or nominated for election, to the Board of Directors with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination (but shall not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors to the Company).

(iv)	"Change of Control" shall be interpreted, if applicable, in a manner, and limited to the extent necessary, so that it will not cause adverse tax consequences under Section 409A.

3.                   Prohibitions on Transfer and Sale. This Award (including any additional PSUs received by the Participant as a result of stock dividends, stock splits or any other similar transaction affecting the Company's securities without receipt of consideration) shall not be transferable by the Participant otherwise than (i) by will or by the laws of descent and distribution, or (ii) pursuant to a qualified domestic relations order as defined by the Internal Revenue Code or Title I of the Employee Retirement Income Security Act or the rules thereunder. Except as provided in the previous sentence, the shares of Common Stock to be issued pursuant to this Agreement shall be issued, during the Participant's lifetime, only to the Participant (or, in the event of legal incapacity or incompetence, to the Participant's guardian or representative). This Award shall not be assigned, pledged or hypothecated in any way (whether by operation of law or otherwise) and shall not be subject to execution, attachment or similar process. Any attempted transfer, assignment, pledge, hypothecation or other disposition of this Award or of any rights granted hereunder contrary to the provisions of this Section 3, or the levy of any attachment or similar process upon this Award shall be null and void.

4

4.                   Adjustments. The Plan contains provisions covering the treatment of PSUs and shares of Common Stock in a number of contingencies such as stock splits. Provisions in the Plan for adjustment with respect to this Award and the related provisions with respect to successors to the business of the Company are hereby made applicable hereunder and are incorporated herein by reference. Without limiting the foregoing, the Administrator shall have the sole discretion and authority to make such equitable adjustments to the Award as may be necessary or appropriate.

5.                   Securities Law Compliance. The Participant specifically acknowledges and agrees that any sales of shares of Common Stock shall be made in accordance with the requirements of the Securities Act of 1933, as amended. The Company currently has an effective registration statement on file with the Securities and Exchange Commission with respect to the Common Stock to be granted hereunder. The Company intends to maintain this registration statement but has no obligation to do so. If the registration statement ceases to be effective for any reason or there is a restriction under foreign law, a Participant will not be able to transfer or sell any of the shares of Common Stock issued to the Participant pursuant to this Agreement unless exemptions from registration or filings under applicable securities laws are available. Furthermore, despite registration, applicable securities laws may restrict the ability of the Participant to resell his or her Common Stock, including due to the Participant's affiliation with the Company. The Company shall not be obligated to either issue the Common Stock or permit the resale of any shares of Common Stock if such issuance or resale would violate any applicable securities law, rule or regulation.

6.                   Rights as a Stockholder. The Participant shall have no right as a stockholder, including voting and dividend rights, with respect to the PSUs subject to this Agreement.

7.                   Tax Liability of the Participant and Payment of Taxes. The Participant acknowledges and agrees that any income or other taxes due from the Participant with respect to this Award or the shares of Common Stock to be issued pursuant to this Agreement or otherwise sold shall be the Participant's responsibility. Without limiting the foregoing, the Participant agrees that if under applicable law the Participant will owe taxes at the payment date on the portion of the Award then payable the Company shall be entitled to immediate payment from the Participant of the amount of any tax required to be withheld by the Company. Any taxes due shall be paid, at the option of the Company as follows:

(a)                 through reducing the number of shares of Common Stock entitled to be issued to the Participant on the payment date in an amount equal to the amount of minimum withholding tax due and payable by the Company. Fractional shares will not be retained to satisfy any portion of the withholding tax. Accordingly, the Participant agrees that in the event that the amount of withholding tax owed would result in a fraction of a share being owed, that amount will be satisfied by withholding the fractional amount from the Participant's paycheck;

(b)                requiring the Participant to deposit with the Company an amount of cash equal to the amount determined by the Company to be required with respect to the statutory minimum of the Participant's estimated total federal, state and local tax obligations or otherwise withholding from the Participant's paycheck an amount equal to the withholding tax due and payable; or

(c)                 if the Company believes that the sale of shares can be made in compliance with applicable securities laws, authorizing, at a time when the Participant is not in possession of material nonpublic information, the sale by the Participant on the payment date of such number of shares of Common Stock as the Company instructs a registered broker to sell to satisfy the Company's withholding obligation, after deduction of the broker's commission, and the broker shall be required to remit to the Company the cash necessary in order for the Company to satisfy its withholding obligation. To the extent the proceeds of such sale exceed the Company's tax withholding obligation the Company agrees to pay such excess cash to the Participant as soon as practicable. In addition, if such sale is not sufficient to pay the Company's tax withholding obligation the Participant agrees to pay to the Company as soon as practicable, including through additional payroll withholding, the amount of any tax withholding obligation that is not satisfied by the sale of shares of Common Stock. The Participant agrees to hold the Company and the broker harmless from all costs, damages or expenses relating to any such sale. The Participant acknowledges that the Company and the broker are under no obligation to arrange for such sale at any particular price. In connection with such sale of shares of Common Stock, the Participant shall execute any such documents requested by the broker in order to effectuate the sale of shares of Common Stock and payment of the withholding obligation to the Company. The Participant acknowledges that this paragraph is intended to comply with Section 10b5-1(c)(1)(i)(B) under the Exchange Act.

5

The Company shall not deliver any shares of Common Stock to the Participant until it is satisfied that all required withholdings have been made.

8.                   Participant Acknowledgements and Authorizations.

The Participant acknowledges the following:

(a)                 The Company is not by the Plan or this Award obligated to continue the Participant as a director, Employee or Consultant of the Company or of an Affiliate.

(b)                The Plan is discretionary in nature and may be suspended or terminated by the Company at any time.

(c)                 The grant of this Award is considered a one-time benefit and does not create a contractual or other right to receive any other award under the Plan, benefits in lieu of awards or any other benefits in the future.

(d)                The Plan is a voluntary program of the Company and future awards, if any, will be at the sole discretion of the Company, including, but not limited to, the timing of any grant, the amount of any award, vesting provisions and the purchase price, if any.

(e)                 The value of this Award is an extraordinary item of compensation outside of the scope of any employment or service. As such, the Award is not part of normal or expected compensation for purposes of calculating any severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments. The future value of the shares of Common Stock is unknown and cannot be predicted with certainty.

(f)                  The Participant (i) authorizes the Company and its Affiliates or, if the Participant is not employed by the Company or an Affiliate, his or her employer, to furnish the Company and its Affiliates (and any agent administering the Plan or providing recordkeeping services) with such information and data as it shall request in order to facilitate the grant of the Award and the administration of the Plan, (ii) waives any data privacy rights he or she may have with respect to such information or the sharing of such information, and (iii) authorizes the Company and its Affiliates to store and transmit such information in electronic form.

9.                   Notices. Any notices required or permitted by the terms of this Agreement or the Plan shall be given by recognized courier service, facsimile, registered or certified mail, return receipt requested, addressed as follows:

If to the Company:

Intercept Pharmaceuticals, Inc.
10 Hudson Yards, 37th Floor
New York, NY 10001
Attention: Chief Financial Officer

6

If to the Participant at the address set forth on the Performance Stock Unit Award Grant Notice or to such other address or addresses of which notice in the same manner has previously been given. Any such notice shall be deemed to have been given on the earliest of receipt, one business day following delivery by the sender to a recognized courier service, or three business days following mailing by registered or certified mail.

10.                Assignment and Successors.

(a)                 This Agreement is personal to the Participant and without the prior written consent of the Company shall not be assignable by the Participant otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Participant's legal representatives.

(b)                This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

11.                Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the Delaware, without giving effect to the conflict of law principles thereof. For the purpose of litigating any dispute that arises under this Agreement, whether at law or in equity, the parties hereby consent to exclusive jurisdiction in the state of New York and agree that such litigation shall be conducted in the state courts of New York or the federal courts of the United States for the Southern District of New York.

12.                Severability. If any provision of this Agreement is held to be invalid or unenforceable by a court of competent jurisdiction, then such provision or provisions shall be modified to the extent necessary to make such provision valid and enforceable, and to the extent that this is impossible, then such provision shall be deemed to be excised from this Agreement, and the validity, legality and enforceability of the rest of this Agreement shall not be affected thereby.

13.                Entire Agreement. This Agreement, together with the Plan, constitutes the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersedes all prior oral or written agreements and understandings relating to the subject matter hereof. No statement, representation, warranty, covenant or agreement not expressly set forth in this Agreement shall affect or be used to interpret, change or restrict the express terms and provisions of this Agreement provided, however, in any event, this Agreement shall be subject to and governed by the Plan.

14.                Modifications and Amendments; Waivers and Consents. The terms and provisions of this Agreement may be modified or amended as provided in the Plan. Except as provided in the Plan, the terms and provisions of this Agreement may be waived, or consent for the departure therefrom granted, only by written document executed by the party entitled to the benefits of such terms or provisions. No such waiver or consent shall be deemed to be or shall constitute a waiver or consent with respect to any other terms or provisions of this Agreement, whether or not similar. Each such waiver or consent shall be effective only in the specific instance and for the purpose for which it was given, and shall not constitute a continuing waiver or consent.

15.                Section 409A. The Award of PSUs evidenced by this Agreement is intended to be exempt from the nonqualified deferred compensation rules of Section 409A of the Code as a "short term deferral" (as that term is used in the final regulations and other guidance issued under Section 409A of the Code, including Treasury Regulation Section 1.409A-1(b)(4)(i)), and shall be construed accordingly.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

7